Exhibit 99.1

Stepan Reports Record First Quarter Earnings

Northfield, Illinois, April 26, 2016 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•	Reported net income was $27.7 million or $1.21 per diluted share, a 30% increase versus $21.3 million or $0.93 per diluted share in the prior year.

•

Adjusted net income* was a record $29.5 million or $1.29 per diluted share, a 44% increase versus $20.4 million or $0.90 per diluted share in the prior year. Total sales volume increased 12% for the quarter.

•	Surfactant operating income was $37.2 million, up 10% versus prior year benefiting from our internal efficiency program, lower raw material costs and a 10% increase in volume.

•	Polymer operating income was $22.2 million, a 50% increase versus prior year. Volumes were 18% higher, and margins improved partially due to lower raw material costs.

•	The effect of foreign currency translation negatively impacted net income by $1.5 million or $0.07 per diluted share versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“The Company had a good start to the year and delivered record first quarter results,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The quarter benefited from higher Surfactant and Polymer volumes, increased asset utilization, reduced raw material costs and enhanced internal efficiencies.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2016	2015	% Change
Net Sales	$445,897	$460,451	(3)%
Operating Income	$44,607	$35,178	27%
Net Income	$27,654	$21,270	30%
Earnings per Diluted Share	$1.21	$0.93	30%

Adjusted Net Income *	$29,475	$20,432	44%
Adjusted Earnings per Diluted Share *	$1.29	$0.90	43%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational Deferred Compensation income/expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $1.8 million of after-tax expense versus $0.6 million of after-tax expense in the prior year.

Percentage Change in Net Sales

The 3% decrease in quarterly net sales was due to lower selling prices, primarily related to lower raw material costs, and the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  Volumes were up 12% with particularly strong growth in North America.

Three Months Ended March 31, 2016
Volume	12%
Selling Price	(11)%
Foreign Translation	(4)%
Total	(3)%

Segment Results

	Three Months Ended March 31
($ in thousands)	2016	2015	% Change
Net Sales
Surfactants	$309,960	$330,551	(6)%
Polymers	$113,898	$109,364	4%
Specialty Products	$22,039	$20,536	7%
Total Net Sales	$445,897	$460,451	(3)%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2016	2015	% Change
Operating Income *
Surfactants	$37,245	$33,764	10%
Polymers	$22,197	$14,785	50%
Specialty Products	$2,333	$2,244	4%

Total segment operating income increased $11.0 million or 22% versus the prior year.

•

Surfactant net sales were $310.0 million, $20.6 million less than prior year.  Sales volume grew by 10% primarily from the new laundry business in North America which was earned in July of 2015.  Excluding this contract, volumes were up slightly. Selling prices were lower by $39 million primarily related to lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by $15 million. Surfactant operating income increased $3.4 million or 10% versus the prior year, primarily driven by better volumes, lower raw material costs, and the benefits of our internal efficiency program.

•

Polymer net sales were $113.9 million in the first quarter, a $4.5 million increase versus prior year.  Sales volume increased 18% in the quarter primarily due to continued growth in polyols used in rigid foam insulation and insulated metal panels, and this accounted for $19.3 million of the increase.  Selling prices were slightly lower which decreased net sales by $12.2 million.  The translation impact of a stronger U.S. dollar decreased net sales by $2.6 million.  Operating income increased $7.4 million or 50% versus the prior year.  The improvement was primarily attributable to volume growth in North America and Europe, improved performance in Phthalic Anhydride, and lower raw material costs.

•

Specialty Products net sales were $22.0 million, $1.5 million higher than prior year.  Operating income increased $0.1 million or 4% versus the prior year.    The Lipid Nutrition business improved, slightly offset by timing of orders in our pharmaceutical and flavor businesses.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2016	2015	% Change
Total - Corporate Expenses	$17,168	$15,615	10%
Deferred Compensation Expense/(Income) *	$2,720	$1,577	72%
Adjusted Corporate Expense	$14,448	$14,038	3%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation, increased $0.4 million, or 3%, for the quarter.  This increase was mostly attributable to higher incentive-based compensation expenses, salaries and the China start-up costs.  These increases were mostly offset by lower consulting expenses as external resources related to our efficiency efforts were not used in the current year.

Income Taxes

The effective tax rate was 32% for the first quarter of 2016 compared to 30% for the first quarter of 2015.  The increase was primarily attributable to an unfavorable non-recurring tax settlement related to a foreign income tax audit recorded in the first quarter of 2016.

Selected Balance Sheet Information

The Company’s net debt level increased $27 million versus prior year-end and the Net Debt ratio increased slightly to 23% versus 22%.  The increase in net debt was primarily attributable to a $30 million decrease in cash.  The cash decrease was primarily attributable to higher working capital requirements which are typical in the first quarter.

($ in millions)	3/31/16	12/31/15
Net Debt
Total Debt	$327.9	$331.4
Cash	145.7	176.1
Net Debt	$182.2	$155.3
Equity	594.8	557.0
Net Debt + Equity	$777.0	$712.3
Net Debt / (Net Debt + Equity)	23%	22%

The major working capital components were:

($ in millions)	3/31/16	12/31/15
Net Receivables	$291.6	$249.6
Inventories	177.8	170.4
Accounts Payable	(130.0)	(128.6)
	$339.4	$291.4

Capital spending was $19 million versus $28 million in the prior year quarter. For the full year, we expect capital spending to be between $115 million and $135 million.

Outlook

“After a good first quarter, we remain optimistic about the balance of the year.  Our business should continue to benefit from higher laundry volumes within our Surfactant business and rigid polyol volumes within Polymers. We expect raw material costs to rise which may compress margins.  Our internal efficiency program should continue to deliver meaningful results.  Costs associated with a planned 30 day shut down of our plant in Germany, decommissioning costs for our ethoxylation production in Canada and lower demand from reduced construction activity in China should negatively impact the balance of 2016.  Overall, we believe earnings for the year should grow,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 26, 2016. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 406-9725, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

Stepan is a 2015 U.S. Environmental Protection Agency Safer Choice Partner of the Year award winner.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2016 and 2015

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2016	2015
Net Sales	$445,897	$460,451
Cost of Sales	352,398	384,009
Gross Profit	93,499	76,442
Operating Expenses:
Selling	13,690	12,997
Administrative *	18,700	17,762
Research, Development and Technical Services	13,782	11,790
Deferred Compensation Expense (Income) *	2,720	1,577
	48,892	44,126
Other Operating Income (Expense)
Gain on Sale of Product Line	—	2,862

Operating Income	44,607	35,178
Other Income (Expense):
Interest, Net	(3,614)	(4,054)
Loss from Equity in Joint Venture	-	(1,240)
Other, Net	(525)	652
	(4,139)	(4,642)

Income Before Income Taxes	40,468	30,536
Provision for Income Taxes	12,811	9,250
Net Income	27,657	21,286
Net Income Attributable to Noncontrolling Interests	(3)	(16)
Net Income Attributable to Stepan Company	$27,654	$21,270
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.22	$0.94
Diluted	$1.21	$0.93
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,733	22,718
Diluted	22,882	22,827

* In the first quarter of 2015, Deferred Compensation Expense (Income) was reported within the Administrative line item.  The 2015 amounts have been changed to conform to the current year presentation.

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended March 31
($ in thousands, except per share amounts)	2016	EPS	2015	EPS
Net Income Reported	$27,654.00	$1.21	$21,270.00	$0.93

Deferred Compensation Expense	$1,821.00	$0.08	$595.00	$0.03
Environmental Remediation Expense	—	—	341	$0.02
Gain on Divestiture of Product Line	—	—	(1,774)	$(0.08)

Adjusted Net Income	$29,475	$1.29	$20,432	$0.90

* All amounts in this Table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful for evaluating the Company’s operating performance.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $2.9 million of expense versus $1.0 million of expense in the prior year.  The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2016	2015
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$55.29	$49.69	$41.61	$54.11	$41.66

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2016	2015
Deferred Compensation
Operating (Expense)	$(2,720)	$(1,577)
Other, net – Mutual Fund Gain (Loss)	(217)	617
Total Pretax	$(2,937)	$(960)
Total After Tax	$(1,821)	$(595)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three month period ending March 31, 2016 as compared to 2015:

($ in millions)	Three Months Ended March 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2016	2015
Net Sales	$445.9	$460.5	$(14.6)	$(18.0)
Gross Profit	93.5	76.4	17.1	(3.5)
Operating Income	44.6	35.2	9.4	(2.3)
Pretax Income	40.5	30.5	10.0	(2.2)

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2016 and December 31, 2015

	2016 March 31	2015 December 31
ASSETS
Current Assets	$639,126	$619,573
Property, Plant & Equipment, Net	558,717	555,463
Other Assets	62,114	63,356
Total Assets	$1,259,957	$1,238,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$221,349	$243,244
Deferred Income Taxes	11,828	9,455
Long-term Debt	312,573	312,548
Other Non-current Liabilities	117,964	114,761
Total Stepan Company Stockholders’ Equity	594,829	556,984
Noncontrolling Interest	1,414	1,400
Total Liabilities and Stockholders’ Equity	$1,259,957	$1,238,392